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EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made this 28th day of April, 1997, by and between Mackie Designs Inc., a Washington corporation ("Mackie"), and Patric Wiesmann ("Wiesmann").

In consideration of the promises and mutual covenants set forth in this Agreement, Mackie and Wiesmann promise and agree as follows:

1. TERM OF EMPLOYMENT. Mackie hereby employs Wiesmann, and Wiesmann hereby accepts employment with Mackie, for a period commencing January 6, 1997, and continuing until terminated as set forth in Section 5 of this Agreement.

2.   SCOPE OF DUTIES.

     2.1 DUTIES. Wiesmann shall serve as Vice President - Marketing and Business Development, with principal responsibility for overseeing Mackie's domestic and international sales efforts. Wiesmann shall have such other and further responsibilities, duties and goals as are established for him from time to time by Mackie's Chief Operating Officer, Chief Executive Officer or Board of Directors. Wiesmann shall report directly to Mackie's Chief Operating Officer and, upon request, to Mackie's Chief Executive Officer and/or Board.

     2.2 FACILITIES AND STAFF.Wiesmann will be furnished with such facilities, services, staff and working conditions, consistent with Mackie's current practices, as are suitable to his position and adequate for the performance of his duties.

     2.3 FULL TIME AND ATTENTION. Wiesmann will loyally and conscientiously devote substantially all of his business and professional time, attention and energies (exclusive of periods of sickness and disability and such normal holiday and vacation periods as have been established by Mackie) to the affairs of Mackie. Notwithstanding the above:

          2.3.1 Wiesmann may expend a reasonable amount of time for educational, professional or charitable activities; and,

          2.3.2 This Agreement shall not be interpreted to prohibit Wiesmann from making passive personal investments or conducting private business affairs, as long as those activities do not materially interfere with the services required under this Agreement.

     2.4 COMPETITIVE ACTIVITIES. During the term of his employment, Wiesmann shall not, directly or indirectly, either as an officer, director, investor, employee, consultant, agent, independent contractor, principal, partner, shareholder, or in any other capacity whatsoever, engage or participate in any business activities or business entity which is, in any way, competitive with any of the business of Mackie.

     2.5 INDEMNIFICATION AND INSURANCE. During the entire term of his employment, Wiesmann will receive the full benefit of the indemnification provisions for officers and directors that are then contained in Mackie's Articles of Incorporation and Bylaws, and shall be a named insured under Mackie's Director's and Officer's liability insurance policy, as such indemnification provisions and insurance policies are in effect from time to time.


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3.   COMPENSATION AND EXPENSES.

     3.1 COMPENSATION. During the term of this Agreement, Mackie will pay Wiesmann as follows:

          3.1.1 An initial base salary of $150,000 per year, payable at such times and in such increments as are consistent with Mackie's usual policies. Any proposed annual salary increase and any salary decrease will be determined by the Board; provided that Wiesmann's salary shall never be less than that set forth above; and,

          3.1.2 Wiesmann shall be a member of any bonus pool maintained by Mackie from time to time on behalf of senior management. Wiesmann's initial target bonus for the year 1997 within such pool shall be $150,000. The bonus plan is established annually by the Compensation Committee of the Board, with the goals and criteria adjusted from time to time as the Compensation Committee determines in its sole discretion, and Wiesmann's right of membership in the bonus pool shall give him no vested rights in any particular criteria or amounts allocated to the bonus pool (other than his initial target bonus for the year 1997).

     3.2 STOCK OPTIONS. Wiesmann shall receive 150,000 incentive stock options per Mackie's Amended and Restated 1995 Stock Option Plan (`Plan"), at a price equal to the price quoted on the listed exchange for such stock as of the close of business on April 28, 1997. All of Wiesmann's options shall be subject to, and vest in accordance with, the terms and conditions of the Plan; provided that, notwithstanding the vesting schedule contained in the Plan, vesting of the following specified percentages of any unvested portions of Wiesmann's options will accelerate to 100% immediately upon Mackie's attainment of any one of the following goals:

          3.2.1 40% of the then unvested portion of such options will vest on the last day of any calendar quarter ("Measurement Day") in which Mackie's earnings per share, measured over the 4 consecutive calendar quarters ending on the Measurement Day, equal or exceed $1.08. Increases in earnings per share resulting from repurchases by Mackie of its common shares will not be considered in determining whether this goal has been achieved. The amount of sales derived from business entities acquired by Mackie between the date of this Agreement and the Measurement Day will not be considered in determining whether this goal has been achieved.

          3.2.2 30% of the then unvested portion of such options will vest on any Measurement Day, if the operating income margin reaches an average of 16.5% measured over the 4 consecutive calendar quarters ending on the Measurement Day. The operating income margin shall be determined without regard to the operations of any business entity acquired by Mackie during this period. The term "operating income margin" shall have that meaning as is ascribed to it by generally accepted accounting practices (GAAP), consistently applied.

          3.2.3 30% of the then unvested portion of such options will vest on any Measurement Day if the total sales of Mackie, net of returns, have reached at least $146,471,850 measured over the 4 consecutive calendar quarters ending on the Measurement Day. The amount of sales derived from business entities acquired by Mackie between the date of this Agreement and the Measurement Day will not be considered in determining whether this goal has been achieved.


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          3.2.4 Unless otherwise agreed between the CEO and Wiesmann, the issue of whether any of the above goals has been attained will be determined in accordance with Mackie"s regularly prepared, internal financial statements as prepared in accordance with GAAP, consistently applied over the periods in question; provided, that if the Measurement Day is December 31 of any year, the attainment of such goals will be determined in accordance with the final audited statements for the fiscal year in question.

          3.2.5 In the event of a "Change in Control," as that term is defined in the Plan, any of Wiesmann's options or portions of such options outstanding as of the date such Change in Control is determined to have occurred that are not yet fully vested on such date shall become immediately exercisable in full.

     3.3 EXPENSES. Mackie will reimburse Wiesmann for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement. Such reimbursement will be made in accordance with general policies and procedures of Mackie in effect from time to time relating to reimbursement.

     3.5 TAXES AND WITHHOLDING. Mackie shall withhold or deduct from sums due to Wiesmann all sums required by applicable state or federal law.

4.   BENEFITS.

     4.1 VACATION. During the term of this Agreement, Wiesmann will be entitled to at least 10 days of personal/sick time per year, to be taken and accounted for in accordance with Mackie's policies for same in effect from time to time. If additional personal time is requested by Wiesmann, it shall be as determined from time to time by the CEO.

     4.2 GROUP BENEFITS. Wiesmann shall participate in all pension, insurance or other employee benefit plan that is maintained by Mackie from time to time for employees similarly situated. To the extent possible, Mackie will waive any waiting period required for Wiesmann's enrollment in any group medical plan.

     4.3 TRAVEL INSURANCE. Mackie will purchase and maintain a travel accident insurance policy on Wiesmann's life in the face amount of $250,000, payable to Wiesmann's designated beneficiary; provided, that Wiesmann must submit to any physical examination necessary to secure such a policy, and that Mackie's obligation to purchase such a policy shall depend upon Wiesmann meeting basic insurability standards, if any. This requirement may be satisfied by the provision of group insurance for employees of Mackie, as long as Wiesmann is a member of the eligible group.

5.   TERMINATION.

     5.1 TERMINATION. This Agreement, and Wiesmann's employment with Mackie, shall be terminated upon the occurrence of any one of the following events:

          5.1.1 The conviction of Wiesmann for any crime which is a felony under applicable law;

          5.1.2 At the option of Mackie if any one of the following conditions occurs and persists after Mackie has given Wiesmann prior written notice of intent to terminate his employment with specific reasons therefor, and Wiesmann fails to correct the specified problems within a period of 30 days of the effective date of the notice:



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          3.2.4 Unless otherwise agreed between the CEO and Wiesmann, the issue of whether any of the above goals has been attained will be determined in accordance with Mackie"s regularly prepared, internal financial statements as prepared in accordance with GAAP, consistently applied over the periods in question; provided, that if the Measurement Day is December 31 of any year, the attainment of such goals will be determined in accordance with the final audited statements for the fiscal year in question.

          3.2.5 In the event of a "Change in Control," as that term is defined in the Plan, any of Wiesmann's options or portions of such options outstanding as of the date such Change in Control is determined to have occurred that are not yet fully vested on such date shall become immediately exercisable in full.

     3.3 EXPENSES. Mackie will reimburse Wiesmann for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement. Such reimbursement will be made in accordance with general policies and procedures of Mackie in effect from time to time relating to reimbursement.

     3.5 TAXES AND WITHHOLDING. Mackie shall withhold or deduct from sums due to Wiesmann all sums required by applicable state or federal law.

4.   BENEFITS.

     4.1 VACATION. During the term of this Agreement, Wiesmann will be entitled to at least 10 days of personal/sick time per year, to be taken and accounted for in accordance with Mackie's policies for same in effect from time to time. If additional personal time is requested by Wiesmann, it shall be as determined from time to time by the CEO.

     4.2 GROUP BENEFITS. Wiesmann shall participate in all pension, insurance or other employee benefit plan that is maintained by Mackie from time to time for employees similarly situated. To the extent possible, Mackie will waive any waiting period required for Wiesmann's enrollment in any group medical plan.

     4.3 TRAVEL INSURANCE. Mackie will purchase and maintain a travel accident insurance policy on Wiesmann's life in the face amount of $250,000, payable to Wiesmann's designated beneficiary; provided, that Wiesmann must submit to any physical examination necessary to secure such a policy, and that Mackie's obligation to purchase such a policy shall depend upon Wiesmann meeting basic insurability standards, if any. This requirement may be satisfied by the provision of group insurance for employees of Mackie, as long as Wiesmann is a member of the eligible group.

5.   TERMINATION.

     5.1 TERMINATION. This Agreement, and Wiesmann's employment with Mackie, shall be terminated upon the occurrence of any one of the following events:

          5.1.1 The conviction of Wiesmann for any crime which is a felony under applicable law;

          5.1.2 At the option of Mackie if any one of the following conditions occurs and persists after Mackie has given Wiesmann prior written notice of intent to terminate his employment with specific reasons therefor, and Wiesmann fails to correct the specified problems within a period of 30 days of the effective date of the notice:



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                (A) Chronic alcoholism, drug abuse, or addiction;

                (B) Failure of Wiesmann to apply his full-time attention and best efforts to the business of Mackie;

                (C) Failure of Wiesmann to perform consistently the duties assigned to him by Mackie; or,

                (D) Failure of Wiesmann to handle his work or assignments in accordance with the policies of Mackie, reasonably stated.

          5.1.3 The death of Wiesmann;

          5.1.4 At the option of Wiesmann in the event of the insolvency of Mackie;

          5.1.5 At the option of Wiesmann upon giving 90 days prior written notice;

          5.1.6 At the option of Mackie upon giving written notice of termination.

     5.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement and Wiesmann's employment hereunder:

          5.2.1 If the termination was pursuant to Section 5.1.6, Wiesmann shall be entitled to receive, during the Payment Period (as hereinafter defined), (i) the equivalent monthly salary to that set forth in
          Section 3.1.1; (ii) a prorata share of any bonus earned by Mackie senior management pursuant to Section 3.1.2 of this Agreement, with such pro rata share being determined by multiplying Wiesmann's usual share thereof by a fraction, the numerator of which is equal to the total number of working days worked by Wiesmann during the relevant period over which the bonus is calculated, and the denominator of which is equal to the total number of working days during the relevant period over which the bonus is calculated; provided, that the amount payable under this subsection, if any, shall be payable at the next regularly scheduled date for payment of such bonus pool; and, (iii) participation in all relevant employee benefit programs to which he would have been entitled if he had continued to serve as COO of Mackie during the Payment Period. All payments required to be made to Wiesmann pursuant to this Section 5.2.1 shall continue to be made regardless of whether Wiesmann secures other employment with any other employer. For purposes of this section, the term "Payment Period" shall mean a period of 6 consecutive months following the month in which Wiesmann is terminated.

          5.2.2 If the termination is for any other reason than that set forth in Section 5.1.6, Wiesmann shall (i) have no rights to compensation or reimbursement for salary or bonus for any period subsequent to the date of such termination, (ii) have no right to participate in any employee benefit programs under Section 4 for any period subsequent to the date of such termination; provided that Mackie will remain obligated to meet any obligations that it may have under COBRA, and
          (iii) have no right to any bonus that would have been payable on a date subsequent to Wiesmann's termination date.

     5.3 EFFECT OF MERGER, DISSOLUTION OR TRANSFER OF ASSETS. In the event of any voluntary or involuntary dissolution of Mackie, any merger or consolidation of Mackie with a third party whereby Mackie is not a surviving entity, or any sale of all or substantially all of the assets of


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     Mackie to any third party and in the further event that the surviving or acquiring entity declines to assume this Agreement and/or Wiesmann's employment is terminated by Mackie or the surviving entity within 90 days of the effective date thereof, such nonassumption or termination will be deemed to have taken place pursuant to section 5.1.6 and Wiesmann shall be entitled to the benefits set forth in section 5.2.1.

     6. INVENTIONS. Inventions made or conceived entirely or partially by Wiesmann while employed by Mackie will be the property of Mackie. As used in this Section, the term "inventions" includes all creations, whether or not patentable or copyrightable, and all ideas, reports, or other creative works, including, without limitation, computer programs, manuals and related material, which relate to the existing or proposed business of Mackie or any other business or research and development effort conducted by Mackie. All of Wiesmann's inventions which are copyrightable shall be works for hire. Wiesmann will cooperate with Mackie to patent or copyright all inventions by executing all documents tendered by Mackie for such purpose. Wiesmann hereby grants to Mackie a power of attorney coupled with an interest, whereby Mackie may execute and deliver any and all documents necessary to so patent or copyright any inventions in Wiesmann's name, place and stead as if such execution and delivery were done by him, with such power of attorney accruing in the event that he fails to cooperate as required by the preceding sentence. This provision will be construed in conformity with RCW 49.44.140. Notwithstanding the above, this provision does not apply to any invention which was developed solely on Wiesmann's own time and not using any of Mackie's equipment, supplies, facilities or information, unless (a) the invention relates directly to the business of Mackie or to Mackie's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Wiesmann for Mackie.

     7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Wiesmann acknowledges that during the term of this Agreement he will learn and will have access to confidential information regarding Mackie and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities, and (ii) trade secrets, market reports, customer investigations, customer lists, files, accounts and other similar information that is proprietary information (collectively referred to as "Confidential Information"). Wiesmann acknowledges that such Confidential Information is a special, valuable and unique asset. All records, file materials and Confidential Information obtained by Wiesmann in the course of employment with Mackie or its affiliates or service as a director of Mackie or its affiliates are confidential and proprietary and shall remain the exclusive property of the appropriate entity owning the same. Wiesmann will not for any reason use for his own benefit, or for the benefit of any person with whom he may be associated, any Confidential Information or disclose any such Confidential Information to any person for any reason or purpose whatsoever without the prior written consent of Mackie, unless such Confidential Information previously shall have became public knowledge through no action or omission of Wiesmann. Wiesmann, within three (3) days from the date upon which his employment with Mackie is terminated or otherwise upon the request of Mackie, shall return to Mackie any and all documents and material that constitutes Confidential Information.

     8. SPECIFIC PERFORMANCE. Mackie and Wiesmann recognize that the services rendered under this Agreement by Wiesmann are special, unique and of an extraordinary character. Accordingly, in the event of any breach by Wiesmann of the provisions of Sections 6 and 7 of this Agreement and in addition to any other remedies available to Mackie by law, Mackie may specifically enforce Wiesmann's obligations under such sections.

9.   MISCELLANEOUS.

     9.1 ASSIGNABILITY. The rights and obligations of Mackie under this Agreement shall inure to the benefit of and be binding up the successors and assigns of Mackie. The rights and


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     obligations of Wiesmann hereunder may not be assigned or alienated and any attempt to do so by Wiesmann will be void.

     9.2 SEPARABILITY. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provisions and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

     9.3 NOTICE. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly given if personally delivered, telexed or telecopied to, or, if mailed, when mailed to the other party by certified mail, return receipt requested, at (a) in the case of Mackie, the location of its principal executive offices, or (b) in the case of Wiesmann, the location of his principal residence or last known principal residence.

     9.4 JURISDICTION AND VENUE. The jurisdiction and venue of all actions between the parties shall lie exclusively in the Superior Court in and for the State of Washington located in King County, Washington.

     9.5 GOVERNING LAW. The validity, performance, construction and effect of this Agreement shall be governed by the internal, substantive laws of the State of Washington, without giving effect to the conflict of laws rules thereof.

     9.6 WAIVER; AMENDMENT. The waiver by any party to this Agreement of a breach of any provision hereof by any party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

     9.7 ATTORNEYS' FEES. In the event of any litigation arising out of the execution of this Agreement or any claimed breach thereof, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys' fees and reasonable costs of litigation (including on appeal thereof) in addition to any other award or decree given or granted by the court.

     9.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the subject matter, and there are no other understandings, either written or oral, which affect the terms hereof. This Agreement may be supplemented, modified or amended only by a subsequent written agreement between the parties.

DATED the day and year first above written.

MACKIE DESIGNS, INC.



By:_______________________________          ___________________________________
   Title:                                   Patric Wiesmann


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